EXHIBIT 10.3

SERVICING AGREEMENT

between

THE NEIMAN MARCUS GROUP, INC.

and

HSBC BANK NEVADA, N.A.

Dated as of [            ], 2005

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.01.	Defined Terms	1
Section 1.02.	Certain Interpretive Matters	3

ARTICLE II
SERVICING

Section 2.01.	Appointment	3
Section 2.02.	Servicer Compensation	3
Section 2.03.	Services	4
Section 2.04.	Service Level Standards	5
Section 2.05.	Use of Subservicers	5
Section 2.06.	Disaster Recovery	5
Section 2.07.	Inventory	6
Section 2.08.	Securitization	6

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01.	Representations and Warranties of Servicer	6
Section 3.02.	Representations and Warranties of Bank	8

ARTICLE IV
ADDITIONAL COVENANTS

Section 4.01.	Further Assurances	9
Section 4.02.	Modifications	9
Section 4.03.	Correction of Errors	9
Section 4.04.	Changes in Law	9
Section 4.05.	Cooperation	9
Section 4.06.	Facilities and Equipment	9
Section 4.07.	Insurance	10
Section 4.08.	Customer Information	10

ARTICLE V
DEFAULT; REMEDIES

Section 5.01.	Servicer Default	10
Section 5.02.	Remedies	11

i

SCHEDULES

Schedule 1.01(a)	Services
Schedule 2.03(e)	Monthly Reports
Schedule 2.04(a)	Service Level Standards
Schedule 5.02	Remedies
Schedule 7.04	Indemnity Matters

ii

SERVICING AGREEMENT

This Servicing Agreement (as amended from time to time, this “Agreement”), dated as of [            ], 2005, is between The Neiman Marcus Group, Inc., a Delaware corporation (“Servicer”), and HSBC Bank Nevada, N.A., a national credit card bank (“Bank”).

WHEREAS, Servicer and certain of its subsidiaries (together, “Sellers”) have entered into a Purchase, Sale and Servicing Transfer Agreement with Bank and HSBC Finance Corporation, a Delaware corporation (“Bank Parent”), dated as of [            ], 2005 (as amended from time to time, the “Purchase Agreement”), pursuant to which Sellers will sell, and Bank will purchase, specified assets related to Sellers’ consumer private label credit card business;

WHEREAS, Servicer and certain of its subsidiaries (together, the “NMG Companies”) are entering into a Program Agreement, dated as of [            ] (as amended from time to time, the “Program Agreement”), with Bank and Household Corporation, a Delaware corporation (“Primary Servicer”, and together with Bank, the “Household Companies”) which shall govern the operation of such credit card business and the rendering of marketing and other services by the parties thereto; and

WHEREAS, Bank wishes to retain Servicer to provide, and Servicer wishes to provide, certain servicing and administration activities relating to the Accounts and the Program, all pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Defined Terms. Wherever used in this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings given them in the Program Agreement.

“Agreement”: As defined in the preamble hereof.

“Bank”: As defined in the preamble hereof.

“Bank Parent”: As defined in the recitals hereof.

“Credit Card Production Services”: The Services set forth in paragraph 2 of Section I of Schedule 1.01(a).

“Confidential Information”: As defined in Section 8.01(a)(i) hereof.

“Damages”: As defined in Section 7.01(a) hereof.

“Data Processing Services”: The Services set forth in paragraph 4 of Section I of Schedule 1.01(a).

“Deductible Amount”: As defined in Schedule 7.04.

“Disclosing Party”: As defined in Section 8.01(a)(iv) hereof.

“Documentation Services”: The Services set forth in paragraph 1 of Section I of Schedule 1.01(a).

“Household Companies”: As defined in the recitals hereof.

“Initial Penalty Amount”: As defined in Schedule 5.02.

“Late Stage Collection Services”: The Services set forth in paragraph 3 of Section I of Schedule 1.01(a).

“NMG Companies”: As defined in the recitals hereof.

“Non-Starred SLAs”: Any SLA on Schedule 2.04(a) that is not a Starred SLA.

“Other Services”: The Services set forth in Section II of Schedule 1.01(a).

“Party”: When used in the singular, either Servicer or Bank or, when used in the plural, both Servicer and Bank.

“Primary Servicer”: As defined in the recitals hereof.

“Program Agreement”: As defined in the recitals hereof.

“Purchase Agreement”: As defined in the recitals hereof.

“Receiving Party”: As defined in Section 8.01(a)(iv) hereof.

“Regulatory Failure”: As defined in Section 5.01(b) hereof.

“Regulatory SLA”: As defined in Section 5.01(b) hereof.

“Securitization Documents”: As defined in the Purchase Agreement.

“Sellers”: As defined in the recitals hereof.

“Servicer”: As defined in the preamble hereof.

“Servicer Default”: As defined in Section 5.01 hereof.

“Servicer Event of Default”: The occurrence of any one of the events listed in Section 6.02.

“Services”: As defined in Section 2.02(a) hereof.

“Significant Failure”: As defined in Section 5.01(a) hereof.

“SLA”: Each individual performance standard set forth on Schedule 2.04(a).

“Solvent”: When used with respect to any Person, that (a) the present fair salable value of such Person’s assets exceed the total amount of its liabilities, (b) such Person is able to pay its debts as they become due and (c) such Person does not have unreasonably small capital to carry on its business as theretofore operated and all business in which such Person is about to engage.

“Starred SLA”: On Schedule 2.04(a), SLA number 1 of Section A, SLA number 1 of Section B, SLA number 6 of Section C and SLA numbers 2 and 6 of Section D.

“Subsequent Failure”: As defined in Section 5.02(b) hereof.

“Subsequent Penalty Amount”: As defined in Schedule 5.02.

“Term”: As defined in Section 6.01 hereof.

“Transaction Document”: The Purchase Agreement, the Program Agreement and this Agreement and the agreements, instruments, schedules and other documents to be delivered pursuant thereto and hereto.

Section 1.02. Certain Interpretive Matters. As used herein: (a) all references to the plural number shall include the singular number (and vice versa); (b) all references to “herein,” “hereunder,” “hereof” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement; (c) all references to “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (d) all references to “$” or “dollars” shall be deemed references to United States dollars; and (e) all references to a particular agreement, instrument or document shall include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document.

ARTICLE II

SERVICING

Section 2.01. Appointment. Subject to the terms and conditions of this Agreement, Bank hereby appoints Servicer as of the Effective Date as the servicer of the Accounts (excluding Non-Store Accounts associated with Dual-Line Credit Cards) and Cardholder Indebtedness and Servicer hereby accepts such appointment.

Section 2.02. Servicer Compensation. As compensation for provision of the Services hereunder, Servicer shall receive payment of the payment calculated by reference to the Servicing Fee Percentage as set forth in Schedule 9.1(a)(i) of the Program Agreement. Upon transfer of any of the Services to Primary Servicer in accordance with Section 2.03(b), the amount payable to Servicer set forth in Schedule 9.1(a)(i) shall be adjusted as set forth in Schedule 9.1(a)(i) in order to reflect the reduction of Services being performed by Servicer and the assumption of the performance of such Services by Primary Servicer.

Section 2.03. Services.

(a) Commencing on the Effective Date and continuing until the date, if any, upon which any listed type of Service enumerated below is transferred to Primary Servicer as provided in this Agreement, Servicer shall perform the following services (collectively, the “Services”): (i) the Documentation Services; (ii) the Late Stage Collection Services; (iii) the Credit Card Production Services; (iv) the Data Processing Services; and (v) the Other Services, in each case in accordance with this Agreement and the Risk Management Policies and Operating Procedures. Servicer shall service the Accounts in compliance with Applicable Law, in such a way as to not disparage or embarrass the Household Companies or either of their names, with a level of service to Cardholders and with no less care and diligence than the degree of service, care and diligence employed by Servicer prior to the Effective Date. Notwithstanding anything to the contrary contained herein, Bank shall be solely responsible for monitoring legal developments applicable to the operation of the Credit Card Business, although Servicer shall promptly apprise Bank of any such legal developments of which it becomes aware.

(b) Servicer may elect upon not less than thirty (30) days’ written notice to Bank to transfer (i) any one or more type of Services referenced in clauses (i) through (iv) of Section 2.03(a) or (ii) following conversion to the Bank Systems, all of the Services being performed hereunder, to Primary Servicer, in which event Primary Servicer shall accept appointment as servicer with respect to such Services and shall be required to comply with the provisions of the Program Agreement in connection with the performance of such Services, including the requirement to meet the SLAs applicable to Primary Servicer for such Service set forth in Schedule 7.3(a) of the Program Agreement. Upon the date of the foregoing transfer, Servicer shall be released from any further obligation with respect to the performance of such Services.

(c) Notwithstanding Section 2.03(b), Bank and Servicer agree that the Documentation Services shall be transferred to Primary Servicer as soon as practicable after the date hereof and, upon such transfer, Primary Servicer shall be required to comply with the provisions of the Program Agreement in connection with the performance of such Services, including the requirement to meet the SLAs applicable to the Documentation Services set forth in Schedule 7.3(a) of the Program Agreement.

(d) Servicer shall maintain records relating to its performance of the Services in accordance with the record retention policies set forth on Schedule 4.4(f) of the Program Agreement. Records may be kept in either paper or electronic form. Servicer shall retrieve, reproduce and deliver to Bank any records reasonably requested from time to time by Bank for the purpose of providing customer assistance or resolving customer disputes, and Bank shall compensate Servicer on demand for the reasonable costs and expenses associated with such retrieval, reproduction and delivery.

(e) Within fifteen (15) days after the end of each Fiscal Month, Servicer shall provide to Bank the reports specified in Schedule 2.03(e) and such other reports as are mutually agreed to by the Parties from time to time.

(f) Bank shall train personnel of Servicer on Bank’s systems and processes that are related to or that interface with, but that are not components of, the Services to the extent necessary for Servicer to perform the Services. Servicer shall train personnel of Bank on Servicer’s systems and processes that are related to the Services being provided under this Agreement.

(g) Bank shall cooperate, and shall ensure that each of its Affiliates shall cooperate, with Servicer in all matters relating to Servicer’s performance of the Services at Servicer’s reasonable request. Such cooperation shall be provided at the expense of Bank and shall include providing Servicer with reasonable access to the personnel, records, systems, technology and information of the Household Companies and their Affiliates relating to the Accounts. Servicer shall obtain all licenses and authorizations necessary to perform the Services that it provides hereunder.

Section 2.04. Service Level Standards.

(a) Servicer shall perform the applicable Services in accordance with the SLAs set forth on Schedule 2.04(a).

(b) Servicer shall report to Bank monthly, in a mutually agreed upon format, Servicer’s performance under each of the SLAs set forth on Schedule 2.04(a). If Servicer fails to meet any SLA, Servicer shall (i) immediately report to the Management Committee the reasons for the SLA failure(s); and (ii) promptly take commercially reasonable action to correct and prevent recurrence of such failure(s).

Section 2.05. Use of Subservicers. Servicer shall have the right to perform any portion of the Services through one or more subservicers; provided that (i) any subservicer that is not an Affiliate of Servicer shall be subject to approval pursuant to Article III of the Program Agreement and (ii) Servicer shall remain fully responsible to Bank for the portion of the Services performed by any such subservicer(s) (including its Affiliates). Notwithstanding the foregoing, to the extent Servicer subcontracts or outsources to any third party any Services as of the date hereof, Servicer may continue to subcontract or outsource such Services to such third party.

Section 2.06. Disaster Recovery. For as long as Servicer is providing services hereunder, Servicer shall continue to maintain the disaster recovery plan in effect on the Effective Date. Servicer shall be prepared to and have the ability to implement such plan if necessary. Servicer shall provide Bank with access to review such plan upon request. Servicer shall test the plan annually and shall promptly implement such plan upon the occurrence of a disaster or business interruption. Servicer shall be excused from its failure to meet any applicable SLAs that result directly from the failure of any of the Bank Systems. If in the event of a disaster or severe business interruption Servicer fails to take reasonable steps to respond to such disaster or severe business interruption, Bank shall have reasonable access to Servicer’s systems, technical personnel and disaster recovery resources, so as to ensure continuity of business and systems required to service the Accounts.

Section 2.07. Inventory. The Parties hereby agree that all paper, envelopes and plastic reasonably required for production and mailing of Cardholder Documentation and Loyalty Cards will be either (i) purchased by Servicer in consultation with Bank, in which case Servicer shall invoice Bank directly for such purchases and Bank shall pay Servicer for such invoices (including shipping and taxes), or (ii) purchased by Bank in consultation with Servicer at Bank’s sole cost and expense, provided that material qualities and quantities must be reasonably satisfactory to Servicer.

Section 2.08. Securitization.

(a) As part of the Services hereunder, Servicer hereby agrees to continue and to have its Subsidiaries continue to perform for the benefit of Bank and Bank Parent on a subservicing basis, the servicing functions set forth under the Securitization Documents with respect to the Accounts and receivables generated thereunder that are subject to such Securitization Documents, from and after the Closing Date, including the execution and delivery of all certificates and reports as required by such Securitization Documents, which certificates and reports shall be addressed to HSBC Finance Corporation, a Delaware corporation as the Servicer.

(b) Servicer hereby acknowledges and agrees that HSBC Finance Corporation shall be entitled to rely on such reports and certificates as a basis for issuing any of its own reports and certificates under the Securitization Documents. In addition, Servicer hereby agrees to use commercially reasonable efforts to cause Servicer’s independent public accountants to issue the reports required by the Securitization Documents and deliver such reports to HSBC Finance Corporation for the period starting October 31, 2004 and ending on the Closing Date, such reports to be delivered by such independent public accounting firm on or before October 31, 2005.

(c) Servicer shall cooperate with Bank and Bank Parent to correct any errors or deficiencies discovered in any of the reports referred to in this Section 2.08.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of Servicer. Servicer represents and warrants to Bank as follows:

(a) Organization. Servicer (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations hereunder, and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement.

(b) Capacity; Authorization; Validity. Servicer has all necessary corporate power and authority to (i) execute and enter into this Agreement, and (ii) perform its obligations hereunder and the other documents, instruments and agreements relating to this Agreement executed by it pursuant hereto. The execution and delivery by Servicer of this Agreement and all documents, instruments and agreements executed and delivered by Servicer pursuant hereto, and the consummation by Servicer of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate actions of Servicer. This Agreement (i) has been duly executed and delivered by Servicer, (ii) constitutes the valid and legally binding obligation of Servicer, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Servicer, its compliance with the terms hereof, and consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which Servicer is a party or by which it is bound, or to which any of the assets of Servicer is subject; (ii) conflict with or violate the articles of incorporation or by-laws of Servicer; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to Servicer; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Servicer is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and (iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Servicer’s ability to perform its obligations under this Agreement.

(d) Litigation. No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of Servicer, threatened against Servicer or any of its Subsidiaries, at law, in equity or otherwise, by or before any Governmental Authority, to which Servicer or any of its Subsidiaries is a party, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Servicer to perform its obligations under this Agreement.

(e) Facilities and Equipment. Servicer has all necessary facilities, equipment, supplies and such other resources as are reasonably necessary to provide the Services under this Agreement.

(f) Solvency. Servicer is Solvent.

Section 3.02. Representations and Warranties of Bank. Bank represents and warrants to Servicer as follows:

(a) Organization. Bank (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations hereunder, and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement.

(b) Capacity; Authorization; Validity. Bank has all necessary corporate power and authority to (i) execute and enter into this Agreement, and (ii) perform its obligations hereunder and the other documents, instruments and agreements relating to this Agreement executed by it pursuant hereto. The execution and delivery by Bank of this Agreement and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate actions of Bank. This Agreement (i) has been duly executed and delivered by Bank, (ii) constitutes the valid and legally binding obligation of Bank, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Bank, its compliance with the terms hereof, and consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which Bank is a party or by which it is bound, or to which any of the assets of Bank is subject; (ii) conflict with or violate the articles of incorporation or by-laws of Bank; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to Bank; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Bank is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and (iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Bank’s ability to perform its obligations under this Agreement.

(d) Litigation. No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of Bank, threatened against Bank or any of its Affiliates, at law, in equity or otherwise, by or before any Governmental Authority, to which Bank or any of its Subsidiaries is a party, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Bank to perform its obligations under this Agreement.

(e) Solvency. Bank is Solvent.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.01. Further Assurances. From time to time after the execution of this Agreement, as and when requested by either Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 4.02. Modifications. Except as permitted by this Agreement, the Program Agreement, the Risk Management Policies or the Operating Procedures, Servicer shall not enter into any agreement or arrangement reducing amounts payable by Cardholders.

Section 4.03. Correction of Errors. Each of the Parties shall correct or cause to be corrected as promptly as practicable any data processing or billing errors of which it receives knowledge that occur in the performance of the Services.

Section 4.04. Changes in Law. Bank shall notify Servicer from time to time, in a timely manner, of the expiration, revocation or amendment of, or other material developments relating to, any requirements of Applicable Law affecting the provision by Servicer of the Services. If such changes in law materially increase Servicer’s cost of providing the Services, the Management Committee shall meet to discuss the increased cost and shall determine the allocation of such increased cost between the Parties.

Section 4.05. Cooperation. Each Party covenants that it shall use commercially reasonable efforts to cooperate with the other Party in the servicing of the accounts.

Section 4.06. Facilities and Equipment.

(a) For as long as Servicer is providing Services hereunder, Servicer shall maintain in good working order all necessary facilities, equipment, supplies and such other resources as are reasonably necessary to provide any Services in accordance with the SLAs under this Agreement.

(b) Servicer shall provide Bank with written notice prior to opening a new servicing facility for the purpose of providing the Services.

Section 4.07. Insurance. Servicer shall maintain insurance policies (in any event including error and omissions liability insurance and fiduciary liability insurance) with respect to its employees and properties under such terms and conditions as are (i) commercially reasonable and available from time to time and (ii) customary for similarly situated Persons engaged in similar business, except in each case for insurance which a failure to maintain would not reasonable be expected to have a material adverse effect on the ability of Servicer to perform its obligations under this Agreement.

Section 4.08. Customer Information. Servicer shall maintain an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (i) ensure the security and confidentiality of customer information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information; and (iv) ensure the proper disposal of such information. Additionally, such security measures shall meet current industry standards and shall be at least as protective as those used by Servicer to protect its other confidential customer information. Servicer shall use the same degree of care in protecting the customer information against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care. In the event Servicer becomes aware of any unauthorized use of or access to customer information, Servicer shall immediately notify Bank and shall cooperate with Bank, as it deems necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of such information, and (z) to provide prompt notice to affected customers to the extent required by Applicable Law or otherwise with the approval of the Management Committee.

ARTICLE V

DEFAULT; REMEDIES

Section 5.01. Servicer Default. It shall be a “Servicer Default” if either of the events set forth below shall occur and be continuing and remain unremedied prior to the expiration of the specified period:

(a) Significant Failure. If Servicer (i) is more than 20% below the target for any Starred SLA in any Fiscal Month, (ii) fails to meet any individual Starred SLA in two (2) consecutive Fiscal Months or (iii) fails to meet any Starred SLA four (4) times in any twelve (12) Fiscal Month period (including multiple breaches of the same and individual breaches of different Starred SLAs) (each, a “Significant Failure”).

(b) Regulatory Failure. If Servicer fails to meet an SLA designated as a regulatory-based SLA on Schedule 2.04(a) (each, a “Regulatory SLA”) and such failure results in a breach by Servicer of Applicable Law (such failure, a “Regulatory Failure”).

Section 5.02. Remedies.

(a) In the event of a Significant Failure, Servicer shall: (A) promptly report to the Management Committee the reasons for the Starred SLA failure(s); (B) within thirty (30) days of such Significant Failure, propose a remediation plan for taking such action as Servicer deems necessary to correct and prevent recurrence of such failure(s); and (C) subject to Bank’s agreement, implement the remediation plan as soon as practicable. However, under no circumstances shall the time period between Bank’s agreement to the remediation plan and completion of such plan exceed two (2) months.

(b) If Servicer has an additional failure of any of the same Starred SLA(s) (“Subsequent Failure”) during the twelve (12) Fiscal Months following the occurrence of any Significant Failure, Servicer shall pay Bank the Initial Penalty Amount, within fifteen (15) days of the end of such Fiscal Month, for each such Subsequent Failure.

(c) Upon the occurrence of the second Subsequent Failure and each additional Subsequent Failure of the same Starred SLA during the twenty four (24) Fiscal Months following a Significant Failure or upon the occurrence of a Regulatory Failure, Servicer shall pay Bank the Subsequent Penalty Amount, within fifteen (15) days of the end of such Fiscal Month, per each additional Subsequent Failure.

(d) Upon the occurrence of (i) the third and each additional Subsequent Failure of the same Starred SLA during the twenty four (24) Fiscal Months following a Significant Failure or (ii) a second Regulatory Failure of the same Regulatory SLA, Bank shall, in addition to payment as provided in paragraph (c) above, have the right to terminate the Program Agreement by providing thirty (30) days prior written notice to Servicer, in which event the parties shall have the rights set forth in Article XVII of the Program Agreement; provided, however, that prior to either Party electing to transfer the provision of such Services pursuant to Section 5.02(e) below or to terminate the Program Agreement, the Management Committee shall meet to discuss the occurrence of the Subsequent Failure and shall determine whether such SLA should be modified (except in the case of a Regulatory Failure, in which event no Management Committee meeting shall be required as a condition to transferring the affected Services pursuant to Section 5.02(e)). If the Management Committee determines that such SLA shall be modified, then Bank shall not be entitled to terminate the Program Agreement as a result of the Subsequent Failure discussed at the meeting of the Management Committee unless and until an additional Subsequent Failure of the same Starred SLA occurs; and provided, further, that for purposes of transferring Services pursuant to this Section 5.02(d) or Section 5.02(e), an SLA that is both a Starred SLA and a Regulatory SLA shall be deemed to be a Regulatory SLA.

(e) Notwithstanding the foregoing, in the case of any Servicer Default with respect to any type of Service, after the Management Committee meeting referred to above (except in the case of a Regulatory Failure) and assuming that no SLA is modified, in lieu of terminating the Program Agreement, either Party may elect to cause the Services subject to such Servicer Default to be transferred to Primary Servicer pursuant to the Program Agreement.

(f) No servicing transfer or termination of this Agreement pursuant to Section 5.02(d) or Section 5.02(e) above shall be effective until either assumption by the Bank or its

Affiliate of the provision of the Services or the appointment by Bank of a successor servicer reasonably satisfactory to Servicer pursuant to a servicing agreement reasonably satisfactory to Servicer. Following the delivery by the applicable Party of written notice of a servicing transfer or termination, Bank shall have reasonable access to Servicer’s operations and systems to ensure continuity of business and systems required to service the Accounts until such time as Bank or its Affiliate assumes the provision of the Services or appoints a successor servicer reasonably satisfactory to Servicer. Both Parties shall use commercially reasonable efforts and cooperate with each other to ensure continuity of business during any transfer of Services.

Section 5.03. Non-Starred SLAs. For purposes of this Article V, “Starred SLA” shall be deemed to include Non-Starred SLAs in the event that there have been more than eight (8) Significant Failures in any twelve (12) month period with respect to any Non-Starred SLAs; provided, that in the event there are no Significant Failures in the immediately following twelve (12) month period with respect to any of the Non-Starred SLAs, then such Non-Starred SLAs shall no longer be deemed to be Starred SLAs.

ARTICLE VI

TERM

Section 6.01. Term of Agreement. The term of this Agreement shall commence on the date hereof and expire simultaneously with the termination of the Program Agreement or the termination pursuant to Section 2.03(b), 5.02(d) or 5.02(e) (the “Term”).

Section 6.02. Servicer Termination Events. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by Servicer hereunder:

(a) Servicer shall fail to make payment in full of any amount due to Bank pursuant to Section 5.02 within two (2) Business Days after such payment is due pursuant to Section 5.02.

(b) Servicer shall fail to comply with Section 4.06, 4.07 or 4.08 and such failure shall materially impair the quality of the Services hereunder.

(c) A petition under the U.S. Bankruptcy Code or similar law shall be filed against Servicer and not be dismissed within sixty (60) days.

(d) A decree or order by a court having jurisdiction (i) for relief in respect of Servicer pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Servicer or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Servicer shall, in any such case be entered, and shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

(e) Servicer shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Servicer or any substantial part of its properties, or (iii) take corporate or similar action in furtherance of any such action.

Section 6.03. Termination by Bank. Bank may terminate this Agreement upon written notice prior to the end of the Term after the occurrence of a Servicer Event of Default. No such termination shall be effective until either assumption by Bank or its Affiliate of the provision of the Services pursuant to the Program Agreement or the appointment by Bank of a successor servicer reasonably satisfactory to Servicer pursuant to a servicing agreement reasonably satisfactory to Servicer. Following the delivery by Bank of written notice of a servicing transfer or termination, Bank shall have reasonable access to Servicer’s operations and systems to ensure continuity of business and systems required to service the Accounts until such time as Bank or its Affiliate assumes the provision of the Services or appoints a successor servicer reasonably satisfactory to Servicer. Both Parties shall use commercially reasonable efforts and cooperate with each other to ensure continuity of business during any transfer of Services.

Section 6.04. Effect of Termination.

(a) If this Agreement terminates for any reason, the Parties shall cooperate to ensure an orderly transfer of servicing as provided in subsection (b) below.

(b) If this Agreement is terminated pursuant to Section 5.02(e) or Section 6.03, Servicer shall take all commercially reasonable steps necessary to effectuate a transfer of the Services to Primary Servicer or any other applicable successor servicer. To the extent that compliance with this Section 6.04(b) shall require Servicer to disclose to a successor servicer any Confidential Information (as defined in the Program Agreement), the successor servicer shall be required to enter into a confidentiality agreement satisfactory in form and substance to Servicer. Bank agrees that so long as the Program is in effect, it shall perform, or require any successor servicer to perform, the Services in accordance with the provisions of Sections 7.2 and 7.3 of the Program Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.01. Indemnification By Servicer. Servicer agrees to indemnify and hold harmless Bank, its Affiliates and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses (collectively, “Damages”), which are caused or incurred by, result from, arise out of or relate to:

(a) the breach of any of Servicer’s representations or warranties made in this Agreement;

(b) the failure by Servicer to perform any of its covenants or agreements contained in this Agreement, except to the extent such failure to perform is caused by (i) the failure of any of the Household Companies to perform its obligations under any Transaction Document or (ii) any actions or omission by Servicer taken or not taken at any Household Companies’ written request or direction pursuant to any Transaction Document;

(c) any fines or penalties imposed by a Governmental Authority on the basis of a Regulatory Failure;

(d) any lawsuit, legal proceeding, arbitration proceeding, claim, dispute, complaint or setoff by a Cardholder with respect to anything actually or allegedly done or not done by Servicer in connection with the Services, excluding anything actually or allegedly done or not done by Servicer that (A) is required or expressly permitted under the Risk Management Policies, the Operating Procedures or any Transaction Document or (B) is done at the express direction of Bank.

(e) any lawsuit, legal proceeding, arbitration proceeding or claim by a third party alleging any material inaccuracy in the information provided pursuant to Section 2.08.

Section 7.02. Procedure for Indemnification.

(a) In case any claim is made, or any suit or action is commenced against Bank in respect of which indemnification may be sought by it under this Section 7.02, Bank shall promptly give Servicer notice thereof and Servicer shall be entitled to participate in the defense thereof and, with prior written notice to Bank given not later than twenty (20) days after the delivery of the applicable notice from Bank, to assume, at Servicer’s expense, the defense thereof, with counsel reasonably satisfactory to Bank. After notice from Servicer to Bank of its election so to assume the defense thereof, Servicer shall not be liable to Bank under this Section for any attorneys’ fees or other expenses subsequently incurred by Bank in connection with the defense thereof, except as set forth in Section 7.02(b), other than reasonable costs of investigation.

(b) Bank shall have the right to employ its own counsel if Servicer elects to assume such defense, but the fees and expenses of such counsel shall be at Bank’s expense, unless (i) the employment of such counsel has been authorized in writing by Servicer, (ii) Servicer has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) Bank has reasonably concluded that the interests of the Parties are conflicting such that it would be inappropriate for the same counsel to represent both parties (in which case Servicer shall not have the right to direct the defense of such action on behalf of Bank), in any of which events the attorneys’ fees and expenses of counsel to Bank shall be borne by Servicer.

(c) Bank or Servicer may at any time notify the other of its intention to settle or compromise any claim, suit or action against Bank in respect of which payments may be sought by Bank hereunder, and (i) Servicer may settle or compromise any such claim, suit or action solely for the payment of money damages for which Bank will be fully indemnified hereunder and given a full and complete release of any and all liability by all relevant parties relating to such claim, suit or action, but shall not agree to any other settlement or compromise unless Bank consents in writing, which consent shall not be unreasonably withheld (it being agreed that any failure of an Bank to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (ii) Bank may settle or compromise any such claim, suit or action solely for an amount not exceeding One Thousand Dollars ($1,000), but shall not settle or compromise any other matter without the prior written consent of Servicer, which consent shall not be unreasonably withheld.

Section 7.03. Notice and Additional Rights and Limitations.

(a) If Bank fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Section 7.03 may be sought, such failure shall not limit the liability of Servicer; provided, however, that this provision shall not be deemed to limit Servicer’s rights to recover from Bank for any loss, cost or expense which it can establish resulted from such failure to give prompt notice.

(b) This Section 7.03 shall govern the obligations of the Parties with respect to the subject matter hereof but shall not be deemed to limit the rights that either Party might otherwise have at law or in equity.

(c) Notwithstanding anything to the contrary in this Agreement, no Party shall be liable to the other for punitive or exemplary damages relating to or arising out of this Agreement, any breach hereof or any of the transactions provided for therein, unless Bank shall have become liable to a third party for such amounts.

Section 7.04. Limits on Indemnification. Notwithstanding anything to the contrary set forth in this article, Servicer shall not have any obligation to indemnify Bank in respect of any breach of a representation or warranty under Section 7.01(a) unless and until the Deductible Amount of Damages has been incurred in the aggregate by Bank in respect of breaches of representations and warranties under Section 7.01(a). After Bank incurs in aggregate the Deductible Amount of Damages in respect of breaches of representations and warranties under Section 7.01(a), Servicer shall indemnify Bank in accordance with this Article VII to the extent of the full amount of such Damages.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Confidentiality

(a) General Confidentiality.

(i) For purposes of this Agreement, “Confidential Information” means any of the following: (i) information that is provided by or on behalf of either Servicer or the Household Companies to the other Party or its agents in connection with providing Services hereunder (including information provided prior to the date hereof or the Effective Date); (ii) information about Servicer or the Household Companies or their

Affiliates, or their respective businesses or employees, that is otherwise obtained by the other Party in connection with providing Services hereunder, in each case including: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information regarding any products offered or proposed to be offered under the Program Agreement or the manner of offering of any such products; (D) information unrelated to the Program obtained by Servicer or the Household Companies in connection with this Agreement, including by accessing or being present at the business location of the other Party; and (E) proprietary technical information, including source codes, or other proprietary information developed in connection with the Program; and (iii) the terms and conditions of this Agreement.

(ii) The restrictions on disclosure of Confidential Information under this Section 8.01 shall not apply to information received or obtained by Servicer or the Household Companies, as the case may be, that: (i) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (ii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iii) is contained in, or is capable of being discovered through examination of, publicly available records or products; (iv) is required to be disclosed by Applicable Law; provided that the Party subject to such Applicable Law shall use reasonable efforts to avoid such disclosure and notify the other Party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other Party in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third Parties; provided, further, that such information shall be disclosed only to the extent required by such Applicable Law and shall otherwise remain Confidential Information; or (v) is developed by Servicer or the Household Companies, as the case may be, without the use or knowledge of any proprietary, non-public information provided by the other Party under, or otherwise made available to such Party as a result of, this Agreement. Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.

(iii) The terms and conditions of this Agreement shall each be the Confidential Information of Servicer and the Household Companies and each of the Parties to this Agreement shall be deemed to be a Receiving Party of each of them; provided, however, that the terms of this Agreement may be filed by either Party with any Governmental Authority (including public filings with the Securities and Exchange Commission) to the extent required by Applicable Law.

(iv) If Servicer, on the one hand, or the Household Companies, on the other hand, receives Confidential Information of the other Party (“Receiving Party”), the Receiving Party shall do the following with respect to the Confidential Information of the other Party (“Disclosing Party”): (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.

(b) Use and Disclosure of Confidential Information.

(i) Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.

(ii) Each Receiving Party shall: (i) limit access to the Disclosing Party’s Confidential Information to those employees, authorized agents, vendors, consultants, service providers, accountants, advisors and subcontractors who have a reasonable need to access such Confidential Information in connection with the provision of the Services hereunder, in each case in accordance with the terms of this Agreement, and (ii) ensure that any Person with access to the Disclosing Party’s Confidential Information agrees to be bound by a confidentiality agreement containing the restrictions set forth in this Section 8.01.

(c) Unauthorized Use or Disclosure of Confidential Information. Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information or of any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention, and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such breach, misappropriation, disclosure or use.

(d) Return or Destruction of Confidential Information. Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party’s reasonable instructions regarding the disposition of the Disclosing Party’s Confidential Information, which may include return of any and all the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, that the Receiving Party in possession of tangible property containing the Disclosing Party’s Confidential Information may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose. Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as necessary for regulatory purposes.

Section 8.02. Access Rights. Each Party shall permit the other Party and its representatives and regulators to visit its facilities related to the Program during normal business hours with reasonable advance notice. The reviewing Party shall employ such reasonable procedures and methods as necessary and appropriate in the circumstances, minimizing interference to the extent practicable with the reviewed Party’s normal business operations. The reviewed Party shall use commercially reasonable efforts to facilitate the reviewing Party’s review, including making reasonably available such personnel of the reviewed Party and its service providers to assist the reviewing Party and its representatives as reasonably requested. Each Party shall also permit the other Party and its representatives and regulators to review (during normal business hours) and obtain copies of the books and records relating to the Program, including any audit results of subcontractors that provide Services; provided that neither Party shall be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records are company planning documents of such Party or any of its Affiliates, operating budgets, management reviews or employee records, (d) such records relate to other customers of, or credit programs operated by, the Household Companies or Servicer or (e) such records relate to other customers or operations of such Party other than the Program or to personnel records not normally disclosed in connection with audits.

Section 8.03. No Waiver; Remedies; Amendment.

(a) Failure or delay on the part of either Party to exercise any right provided for herein shall not act as a waiver thereof, nor shall any single or partial exercise of any right by either Party preclude any other or further exercise thereof.

(b) Remedies provided in this Agreement shall be the exclusive remedies of the Parties for breaches of, or claims relating to, this Agreement.

(c) In no event shall a term or provision of this Agreement be deemed to have been waived, modified or amended, unless a waiver, modification or amendment is in writing and signed by the Parties hereto.

Section 8.04. Independent Contractor. In the performance of its duties or obligations under this Agreement, Servicer shall not be deemed to be the agent of Bank and Bank shall not be deemed to be the agent of Servicer and each Party shall at all times take whatever measures as are necessary to ensure that its status shall be that of an independent contractor.

Section 8.05. No Joint Venture. Nothing in this Agreement or any Transaction Document shall be deemed to create a partnership or joint venture between Servicer and Bank. Except as expressly set forth herein, no Party shall have any authority hereunder to bind or commit the other Party.

Section 8.06. Payment Terms. All payments to be made by either Party pursuant to this Agreement shall be made by wire transfer in lawful money of the United States, immediately available funds, to such account as the receiving Party shall specify prior to noon, New York time, two Business Days prior to the date payment is required. Any payment required to be made on a day that is not a Business Day shall be made on the next succeeding Business Day.

Section 8.07. Entire Agreement. Each Party acknowledges that no representations, agreements, or promises were made to it by the other Party other than those representations, agreements or promises specifically contained in this Agreement and in the Transaction Documents and in a separate confidentiality letter signed by Bank dated March 9, 2005. This Agreement and the other Transaction Documents and such confidentiality letter set forth the entire understanding between the Parties hereto with respect to the subject matter hereof and thereof.

Section 8.08. No Set-Off. The Parties agree that each Party has waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of the other Party held by the Party or (ii) any indebtedness or other liabilities at any time owing by the Party to the other Party, as the case may be, against or on account of any obligations owed by the other Party in connection with this Agreement, except as expressly set forth herein.

Section 8.09. Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or receipt thereof, as the case may be, sent by registered or certified mail, return receipt requested, via overnight delivery service, postage prepaid, or by facsimile transmission (receipt confirmed) to:

(a)	In the case of Servicer:

c/o The Neiman Marcus Group, Inc.

One Marcus Square

1618 Main Street

Dallas, Texas 75201

Attention: General Counsel

Facsimile: (214) 573-5354

With a copy to:

c/o The Neiman Marcus Group, Inc.

One Marcus Square

1618 Main Street

Dallas, Texas 75201

Attention: Credit Card Program Manager

Facsimile: (214) 743-7646

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Maripat Alpuche, Esq.

Facsimile: (212) 455-2502

(b)	In the case of Bank:

HSBC Bank Nevada, N.A.

2700 Sanders Road

Prospect Heights, Illinois 60070

Attention: Chief Operating Officer, HSBC Retail Services

Facsimile: (847) 205-7441

With a copy to:

HSBC Retail Services

2700 Sanders Road

Prospect Heights, Illinois 60070

Attention: General Counsel, Retail Services Division

Facsimile: (847) 205-7417

Section 8.10. Severability. To the fullest extent permitted by law, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or in any other jurisdiction.

Section 8.11. Headings. The headings and recitals contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12. Survival. The provisions of Section 2.02, Section 6.02(a), Section 6.02(b), Section 6.04, Section 8.01, Section 8.08, Section 8.12, Section 8.13, Section 8.17 and Section 8.18 and Article VII shall survive any termination of this Agreement.

Section 8.13. Costs and Expenses. Except as expressly provided otherwise in this Agreement, the Risk Management Policies, the Operating Procedures or any other Transaction Document, each Party shall bear all costs and expenses incurred by such Party in connection with its performance of its duties hereunder (including, in the case of Servicer, all costs and expenses incurred by it in connection with its performance of the Services) or otherwise.

Section 8.14. Drafting. Each Party acknowledges that its legal counsel participated in the drafting of this Agreement. The Parties hereby agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor one Party over the other.

Section 8.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be original, and all such counterparts shall constitute one and the same instrument.

Section 8.16. Assignment; Successors. This Agreement shall not be assigned by either Party without the prior written consent of the other, except that (a) Servicer shall have the right to assign its rights and obligations hereunder to any Affiliate of Servicer and (b) Bank shall have the right to assign its rights and obligations hereunder to an Affiliate. This Agreement is intended for the exclusive benefit of the Parties hereto and their respective successors and permitted assigns, and shall not create any rights in or be enforceable by any other Person whomsoever, other than any Person entitled to indemnification from Servicer pursuant to Article VII hereof, it being the intention of the Parties that no other Person shall be deemed to be a third party beneficiary of this Agreement. This Agreement shall be binding on, and enforceable against, the successors and permitted assigns of the Parties.

Section 8.17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within such State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 8.18. Waiver of Jury Trial and Venue.

(a) Each party hereto hereby waives all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

(b) Each party hereto hereby irrevocably submits to the jurisdiction of the United States District Court for the State of Delaware or, if such federal jurisdiction is unavailable, in the state courts of the State of Delaware over any action arising out of this Agreement, and each party hereto hereby irrevocably waives any objection which such party may now or hereafter have to the laying of improper venue or forum non conveniens. Each party hereto agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against any party hereto if given as provided herein.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

THE NEIMAN MARCUS GROUP, INC.

By:
Name:
Title:

HSBC BANK NEVADA, N.A.

By:
Name:
Title: